Exhibit l.2

SUTHERLAND ASBILL & BRENNAN LLP 1275 Pennsylvania Ave., NW Washington, DC 20004-2415 202.383.0100 Fax 202.637.3593 www.sutherland.com

July 12, 2012

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, California 94301

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Hercules Technology Growth Capital, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form N-2 on February 8, 2012 (File No. 333-179431) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the final prospectus supplement dated July 2, 2012, with respect to the issuance pursuant to Rule 415 under the Securities Act of $2,739,500 in aggregate principal amount of the Company’s 7.00% Senior Notes due 2019 (the “Notes”) pursuant to an over-allotment option granted to the Underwriters, as defined below. The Notes are to be issued as additional notes (“Additional Notes”) under the First Supplemental Indenture, dated as of April 17, 2012 (the “Supplemental Indenture”) to the Indenture, dated as of March 6, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”).

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Underwriting Agreement, dated July 2, 2012, between the Company and Stifel, Nicolaus & Company, Incorporated as the representative of the Underwriters named therein (the “Underwriters”), relating to the issuance and sale of the Notes;

(ii)	The Articles of Amendment and Restatement of the Company, as amended, certified as of the date hereof by an officer of the Company;

Hercules Technology Growth Capital, Inc.

July 12, 2012

(iii)	The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iv)	The Base Indenture;

(v)	The Supplemental Indenture (together with the Base Indenture, the “Indenture”), between the Company and the Trustee (and, together with, the Underwriting Agreement, the Base Indenture and the Notes, the “Transaction Documents”);

(vi)	A certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, as of July 11, 2012; and

(vii)	The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, (b) the authorization of the issuance, offer and sale of the Notes pursuant to the Registration Statement, (c) the authorization, execution and delivery of the Transaction Documents, certified as of the date hereof by an officer of the Company, and (d) the authorization of the issuance of Additional Notes under the Indenture.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification (i) the accuracy and completeness of all corporate records made available to us by the Company and (ii) that the Transaction Documents will be a valid and legally binding obligation of the parties thereto (other than the Company).

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

This opinion letter is limited in all respects and matters to the contract law of the State of New York and the Maryland General Corporation Law, in each case, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of the State of New York or the State of Maryland or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Hercules Technology Growth Capital, Inc.

July 12, 2012

The opinion expressed below is subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company.

The opinion expressed in this opinion letter: (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ SUTHERLAND ASBILL & BRENNAN LLP